Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Except for the historical information contained herein, the following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those discussed here. Factors that could cause or contribute to differences in our actual results include those discussed in the following section, as well as those discussed in this Exhibit entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere throughout this Current Report on Form 8-K. You should consider carefully the risk factors described under Item 1A of our 2008 Annual Report on Form 10-K and in our subsequently filed Quarterly Reports on Form 10-Q, together with all of the other information included in this Current Report on Form 8-K. Each of these risk factors could adversely affect our business, operating results, and financial condition, as well as adversely affect the value of an investment in our common stock.

As further discussed in Note 17 in our Notes to Consolidated Financial Statements included as Exhibit 99.3 in this Current Report on Form 8-K, our consolidated financial statements for the year ended December 31, 2008, as well as the financial information in the following discussion, have been adjusted for the retrospective application of APB 14-1. The financial information contained in the discussion below reflects only the adjustments described in Note 17 to our consolidated financial statements included as Exhibit 99.3 in this Current Report on Form 8-K and does not reflect events occurring after March 16, 2009, the date of the original filing of our 2008 Annual Report on Form 10-K, or modify or update those disclosures that may have been affected by subsequent events.

Overview

We operate in two business segments, biofuels and specialty enzymes. Our biofuels business segment operates through our wholly-owned subsidiary, Verenium Biofuels Corporation, and is focused on developing unique technical and operational capabilities designed to enable the production and commercialization of biofuels, in particular ethanol produced from cellulosic biomass. We believe the most significant near-term commercial opportunity for our biofuels business segment is the large-scale commercial production of cellulosic ethanol derived from multiple biomass feedstocks, with our initial focus on energy canes and grasses. Our specialty enzymes segment develops high-performance enzymes for use within the alternative fuels, specialty industrial processes, and animal nutrition and health markets to enable higher throughput, lower costs, and improved environmental outcomes. We believe the most significant near-term commercial opportunity for our specialty enzymes business segment will be derived from continued sales, and gross product margins from our existing portfolio of enzyme products.

Our biofuels and specialty enzymes businesses are both supported by a research and development team with expertise in gene discovery and optimization, cell engineering, bioprocess development, biochemistry and microbiology. Over the past 16 years, our research and development team has developed a proprietary technology platform that has enabled us to apply advancements in science to discovering and developing unique solutions in complex industrial or commercial applications. We have dedicated substantial resources to the development of our proprietary technologies, which include capabilities for sample collection from the world’s microbial populations, generation of DNA libraries, screening of these libraries using ultra high-throughput methods capable of analyzing more than one billion genes per day, and optimization based on our gene evolution technologies. We have continued to shift more of our resources from technology development to commercialization efforts for our existing and future technologies and products. While our technologies have the potential to serve many large markets, our primary areas of focus for product development are (i) integrated solutions for the production of advanced biofuels, such as cellulosic ethanol, and (ii) specialty enzymes for alternative fuels, specialty industrial processes, and animal nutrition and health. We have current collaborations and agreements with market leaders, such as BP Biofuels North America LLC, or BP, Bunge Oils, Cargill Health and Food Technologies, and Syngenta AG, each of which complement our internal technology and product development efforts.

We expect to continue to invest in these commercialization efforts, primarily in the area of biofuels. We believe this will not only benefit our mission to advance the commercialization of cellulosic ethanol within our biofuels business unit, but will also enable us to create additional enzyme market opportunities that are focused on external applications for the broader biofuels industry.

We have a substantial intellectual property estate comprising more than 250 issued patents and more than 350 pending patents as of March 12, 2009. We believe that we can leverage our intellectual property estate to enhance and improve our technology development and commercialization efforts across both business units while maintaining protection on key intellectual property assets.

For the year ended December 31, 2008, total revenues increased 51% compared to the year ended December 31, 2007. The increase in revenue was primarily attributed to a near doubling of our product revenue to $49.1 million for the year ended December 31, 2008 from $26.0 million in the prior year. As part of our strategic reorganization in January 2006, we began to de-emphasize grant revenue and certain collaborations that were not strategic to our current market focus in favor of greater emphasis on sales of products. As a result, we expect that our product revenue will grow as a percentage of our total revenue in the future. As of December 31, 2008, our strategic collaborations, including our strategic partnership with BP, have provided us with more than $315 million in funding since inception and are committed to additional funding of more than $100 million through 2012, subject to our performance under existing agreements, excluding milestone payments, license and commercialization fees, and royalties or profit sharing. Our committed funding includes $22.5 million from our second partnership with BP, announced February 2009. This second joint venture will act as a separate commercial entity, with the $22.5 million BP funding used solely for this entity.

Our strategic partners often pay us before we recognize the revenue, and these payments are deferred until earned. As of December 31, 2008, we had $3.4 million in deferred revenue, of which $2.8 million was related to funding from collaborative partners and $0.6 million was related to product sales.

We have incurred net losses since our inception. As of December 31, 2008, we had a working capital deficit of $23.8 million, a stockholders’ deficit of $39.7 million and an accumulated deficit of $613.6 million. Our results of operations have fluctuated from period to period and likely will continue to fluctuate substantially in the future. We expect to incur losses into the foreseeable future as a result of any combination of one or more of the following:

•

anticipated additional investments to implement our biofuels commercialization strategy, including capital expenditures related to optimization of our demonstration facility, and capital or operating costs we may incur for land acquisition, feedstock development, and design and engineering for our first commercial plants through our joint ventures with BP;

•	maintaining our sales and marketing infrastructure to support our specialty enzyme business;

•	our continued investment in manufacturing facilities necessary to meet anticipated demand for our products; and

•	continued research and development expenses for our internal product candidates.

Results of operations for any period may be unrelated to results of operations for any other period. In addition, we believe that our historical results are not a good indicator of our future operating results.

As more fully described in Liquidity and Capital Resources below and Note 1 of the Notes to Consolidated Financial Statements included as Exhibit 99.3 in this Current Report on Form 8-K, our independent registered public accounting firm has included an explanatory paragraph in its report on our 2008 financial statements related to the uncertainty in our ability to continue as a going concern. While we believe that we will be successful in raising or generating additional cash through a combination of corporate partnerships and collaborations, federal, state and local grant funding and loan guarantees, selling or financing assets, incremental product sales and the sale of equity or debt securities, if we are unsuccessful in raising additional capital from any of these sources, we may need to defer, reduce or eliminate certain planned expenditures, restructure or significantly curtail our operations, file for bankruptcy or cease operations.

Recent Strategic Events, Financing Transactions, and Capital Requirements

Our Strategic Partnership with BP

We have entered into a strategic partnership with BP to accelerate the development and commercialization of cellulosic ethanol, specifically in the field of conversion of biomass to fermentable sugars for the production, or the use in production, of ethanol. Our strategic partnership with BP is critical to our success in validating and commercializing our first-generation cellulosic ethanol technology. This strategic collaboration consists of two phases, which are described below and include a technology development joint venture and a commercial development joint venture.

In August 2008, we announced the initial phase of the partnership, which includes a joint technology development effort that utilizes our broad technology platform in an effort to supply enabling technology to support the development of a portfolio of low-cost, environmentally-sound cellulosic ethanol production facilities in the United States, and potentially throughout the world. During the initial 18-month phase of the joint development program, we expect to receive a total of $90 million in connection with our participation.

In connection with the joint development program, we formed Galaxy Biofuels LLC, or Galaxy, a special purpose entity, which is equally owned by BP and us, and entered into a Joint Development and License Agreement with BP. Galaxy has access to certain intellectual property rights held or controlled by the parties prior to entering the Joint Development and License Agreement, all of which will continue to be owned by the respective contributing company. Galaxy owns new intellectual property relating to cellulosic ethanol production developed through the joint development program and is responsible for administering the licensing of the technology package resulting from the joint development program. Prior to entering into this strategic partnership, we had no material relationship with BP.

We are primarily responsible for executing the joint development program and have agreed with BP that for a limited period we will not use our existing technology in any other technology development program in the defined field, with certain exceptions. The limited period may be extended if the joint development program between the parties is extended. While the primary focus of Galaxy is to encourage the use of the technology package resulting from the joint development program in facilities that are jointly-owned by BP and us in the United States, Galaxy may license the technology and the technology package to us and to BP separately, as well as to third-party commercial projects in the United States and elsewhere.

The financial terms of this phase of the strategic partnership include:

•

$45 million, payable in three installments, for broad access to our cellulosic ethanol technology platform, production facilities, and employee scientific knowledge and expertise. We received cash payments of $24.5 million at closing and $6.5 million on January 2, 2009 and will receive an additional cash payment of $14.0 million on July 1, 2009.

•

$15 million paid on January 2, 2009 and an additional $2.5 million per month payable beginning February 2009 through and including January 2010 to co-fund various scientific and technical initiatives within the cellulosic ethanol field.

On February 18, 2009, we announced the second phase of our strategic partnership, a joint venture to develop and commercialize cellulosic ethanol from non-food feedstocks. The joint venture company, Highlands Ethanol LLC, or Highlands, is owned equally by us and BP. Highlands will act as the commercial entity for the deployment of cellulosic ethanol technology being developed and proven under our joint development program with BP. This collaboration is intended to progress the development of one of the nation’s first commercial-scale cellulosic ethanol facilities, located in Highlands County, Florida and to create future opportunities for leveraging cellulosic ethanol technologies.

Together, we and BP have agreed to commit a total of $45 million in funding and assets to Highlands, including an aggregate cash commitment of $22.5 million from BP and contribution by us of development assets related to our Highlands County, Florida development project and another commercial project site in early stages of development in the Gulf Coast region. Highlands will be led and supported by a team comprised of employees from both BP and Verenium and will be governed with equal representation from both companies.

Highlands will initially focus on developing and securing financing for the commercial-scale cellulosic ethanol facility in Highlands County, Florida and expects to break ground on that site in 2010. The estimated construction cost for this 36 MGY facility is between $250 and $300 million. We expect the first production of cellulosic ethanol from this plant to begin in 2012.

Goodwill Impairment

In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” we are required to assess goodwill for impairment on an annual basis, or more frequently if indicators of impairment exist, using fair value measurement techniques. If the carrying amount of a reporting unit exceeds its fair value, then a goodwill impairment test is performed to measure the amount of the impairment loss, if any. The goodwill impairment test, which we typically perform annually as of October 1, compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. Attributed in part to recent overall global economic and market conditions, we determined that the market value of our common stock and convertible debt was not adequate at September 30, 2008 to support the carrying value of our goodwill resulting from the June 2007 merger between Diversa and Celunol. As a result, we recorded a non-cash charge of $106.1 million during the third quarter ended September 30, 2008, representing full impairment of the carrying value of our goodwill. We believe that this impairment is reflective primarily of current market conditions, and is not indicative of a change in our business or implied value of our underlying biofuels business model aimed toward the commercialization of cellulosic ethanol.

Financing Transactions

Completion of 2007 Convertible Notes Offering

In late March 2007 and early April 2007, we completed an offering of $120 million aggregate principal amount of 5.5% Convertible Senior Notes due 2027, or the 2007 Notes, in a private placement, generating net cash proceeds of approximately $114.7 million, as more fully described in “Liquidity and Capital Resources” below.

Completion of 2008 Convertible Notes Offering

On February 27, 2008, we completed a private placement of 8% Convertible Senior Notes due April 1, 2012, or the 2008 Notes, and warrants to purchase our common stock. Concurrent with entering into the purchase agreement, we also entered into senior notes exchange agreements with certain existing holders of our 2007 Notes pursuant to which such noteholders exchanged approximately $18.5 million in aggregate principal amount of the 2007 Notes for approximately $16.7 million in aggregate principal amount of the 2008 Notes and for warrants to purchase common stock. Including the 2008 Notes issued in exchange for the 2007 Notes, we issued $71 million in aggregate principal amount of the 2008 Notes and warrants to purchase approximately 8 million shares of our common stock. Gross proceeds from new investments were approximately $54 million and net proceeds from new investments, after giving effect to payment of certain transaction-related expenses and the cash cost of the convertible hedge transaction, were approximately $44 million, as more fully described in “Liquidity and Capital Resources” below.

Years Ended December 31, 2008 and 2007

Selected Segment Financial Data

As a result of our merger with Celunol on June 20, 2007, our business consists of two business units, which we refer to as our biofuels segment and our specialty enzymes segment. The biofuels segment is focused on developing unique technical and operational capabilities designed to enable the production and commercialization of biofuels, in particular ethanol from cellulosic biomass. The specialty enzymes segment develops high performance enzymes for use within the alternative fuels, specialty industrial processes, and animal nutrition and health markets to enable higher throughput, lower costs, and improved environmental outcomes.

We assess performance and allocate resources based on discrete financial information for the biofuels and specialty enzymes segments. For the biofuels segment, performance is assessed based on total operating expenses and capital expenditures. For the specialty enzymes segment performance is assessed based on total revenues, product revenues, product gross profit, total operating expenses and capital expenditures. For the year ended December 31, 2008, the specialty enzyme segment comprised 100% of our product revenue and cost of product revenue. Our operating expenses for each segment include direct and allocated research and development and selling, general and administrative expenses. In management’s evaluation of performance, certain corporate operating expenses are excluded from the business segments such as: goodwill impairment charges, non-cash share-based compensation, restructuring charges, severance, depreciation and amortization, and other corporate expenses, which are not allocated to either business segment. In addition, we evaluate segment performance based upon capital expenditures and other assets that are specifically identified to the business segment, excluding certain corporate assets such as cash, short-term investments, and other assets that can be attributed to, or utilized by, both business segments, and goodwill. Expenses and assets shared by the segments require the use of judgments and estimates in determining the allocation of expenses to the two segments. Different assumptions or allocation methods could result in materially different results by segment. Further, expenses allocated to each of the two segments may not be indicative of the expenses of each operating segment if such segments operated on a stand-alone basis.

The results of operations for the year ended December 31, 2008 include the combined operations resulting from our merger with Celunol on June 20, 2007. The results of operations for the year ended December 31, 2007 include the historical results of Diversa Corporation and Celunol operations for the period from and including June 21, 2007 through December 31, 2007, and are not reflective of the combined operations for the full year.

Selected operating results for the year ended December 31, 2008 and 2007 for each of our business segments is set forth below (in thousands):

	2008				2007
	Biofuels	Specialty Enzymes	Corporate	Total	Biofuels	Specialty Enzymes	Corporate	Total
Product revenue	$—	$49,083	$—	$49,083	$—	$25,975	$—	$25,975
Collaborative and grant revenue	1,635	18,941	—	20,576	—	20,298	—	20,298

Total revenues	1,635	68,024	—	69,659	—	46,273	—	46,273

Product gross profit	—	13,930	—	13,930	—	6,160	—	6,160

Operating expenses* (excluding cost of goods sold)	54,865	32,196	127,333	214,394	20,499	53,480	58,214	132,193

Operating income (loss)	$(53,230)	$675	$(127,333)	$(179,888)	$(20,499)	$(27,022)	$(58,214)	$(105,735)

Capital expenditures	$43,319	$3,121	$194	$46,634	$26,991	$2,636	$4,603	$34,230

*	Corporate operating expenses include approximately $106.1 million in a non-cash goodwill impairment charge in 2008 and $42.4 million non-cash acquired in-process research and development charge in 2007.

Identifiable assets by operating segment are set forth below (in thousands):

	As of December 31, 2008
	Biofuels	Specialty Enzymes	Corporate	Total
Property, plant and equipment, net	$109,030	$3,502	$4,739	$117,271
Cash and other assets	702	21,142	14,508	36,352

Total identifiable assets	$109,732	$24,644	$19,247	$153,623

	As of December 31, 2007
	Biofuels	Specialty Enzymes	Corporate	Total
Goodwill	$—	$—	$106,134	$106,134
Property, plant and equipment, net	66,380	6,655	3,628	76,663
Cash, short-term investments and other assets	1,219	16,971	63,792	81,982

Total identifiable assets	$67,599	$23,626	$173,554	$264,779

Consolidated Results of Operations

Revenues

Revenues for the years ended December 31, 2008 and 2007 are as follows (in thousands):

	2008	2007	% Change
Revenues:
Phyzyme phytase	$36,963	$16,237	128%
All other products	12,120	9,738	24%

Total product	49,083	25,975	89%
Collaborative	13,656	17,581	(22)%
Grant	6,920	2,717	155%

Total revenues	$69,659	$46,273	51%

Revenues increased 51%, or $23.4 million, to $69.7 million for the year ended December 31, 2008 primarily due to higher product revenue. For the year ended December 31, 2008, our revenue mix shifted to a larger percentage of product revenue, consistent with our strategy to grow product sales and de-emphasize collaborations that are not core to our strategic market focus. Product revenue represented 70% of total revenues for the year ended December 31, 2008, as compared to 56% for the year ended December 31, 2007.

Product revenues increased $23.1 million, or 89%, for the year ended December 31, 2008 as compared to the year ended December 31, 2007. This increase was attributable primarily to increased revenue and profit sharing associated with Phyzyme XP phytase sold through our collaboration with Danisco. The increase in Phyzyme revenue has been primarily related to the following factors:

•	In late 2006, the EU Commission granted permanent authorization for the use of Phyzyme XP in broiler poultry feed in Europe which has expanded the end user market for Phyzyme XP;

•	In late 2006, Danisco introduced a new dry, pelletized, and thermally-stable formulation of Phyzyme XP; and

•

Beginning in late 2007, due to an increase in the cost of phosphates (an animal feed additive), sales volumes of Phyzyme XP to Danisco’s current customers have been positively impacted, as many of these customers have increased Phyzyme dosages as a replacement for higher-cost phosphates.

Non-Phyzyme related product revenue increased $2.4 million, or 24%, for the year ended December 31, 2008 as compared to the year ended December 31, 2007 primarily due to increased sales of our Fuelzyme-LF and Purifine products. This increase was offset by the discontinuation of our Bayovac SRS and Quantum products. Product revenue for the year ended December 31, 2008 includes $2.5 million of revenue from sales of these products during the first six months of fiscal 2008. These products were discontinued due to the following:

•

In late 2007, because of new entrants into the vaccine market and resulting pressure on pricing and margins, we made the strategic decision to exit the animal health vaccine market to focus on product commercialization efforts in areas that are more strategic to our current focus, namely biofuels. In connection with this decision, we terminated our Licensing and Collaboration Agreement with Microtek, and discontinued sales of Bayovac SRS after March 31, 2008; and

•

In February 2008, AB Enzymes and AB Vista (collectively, “AB”), both subsidiaries of Associated British Foods plc, announced the acquisition of Syngenta’s Quantum Phytase feed enzyme business. Prior to this transaction, we supplied Quantum Phytase to Syngenta pursuant to a manufacturing and supply agreement. We were unable to reach a manufacturing and supply agreement with AB on commercially agreeable terms.

Revenue from Phyzyme represented approximately 75% of total product revenue for the year ended December 31, 2008 as compared to 63% for the year ended December 31, 2007. While we anticipate an increase in revenue from our non-Phyzyme products, we expect that Phyzyme will continue to represent a significant percentage of our total product revenue in the foreseeable future.

We manufacture our enzyme products through a sole-source manufacturing facility in Mexico City, owned by Fermic S.A., or Fermic. Pursuant to our manufacturing agreement with Fermic, we are contractually committed to bring additional manufacturing capacity on line during 2009, which will allow us to meet increasing demand for our enzyme products. However, due to current capacity constraints at Fermic, we are not able to supply adequate quantities of Phyzyme necessary to meet the increased demand from Danisco. As a result, we have contracted with Genencor, a subsidiary of Danisco, to serve as a second-source manufacturer for Phyzyme. Pursuant to current accounting rules, revenue from Phyzyme that is supplied to us by Genencor is recognized in an amount equal to the net profit share received from Danisco, as compared to the full value of the manufacturing costs plus profit share we currently recognize for Phyzyme we manufacture at Fermic. While this revenue recognition treatment should have little or no negative impact on the gross margin we recognize for every sale of Phyzyme, it would have a negative impact on the gross product revenue we recognize for Phyzyme as the volume of Phyzyme manufactured by Genencor increases.

Collaborative revenue decreased 22%, or $3.9 million, to $13.7 million for the year ended December 31, 2008. Collaborative revenue accounted for 20% of total revenue for the year ended December 31, 2008 as compared to 38% of total revenue for the year ended December 31, 2007. We have continued to de-emphasize collaborations that are not core to our current focus in favor of greater emphasis on sales of products. We anticipate that collaborative revenue will continue to decrease in 2009 as compared to 2008, due in large part to this de-emphasis of non-strategic collaborations and decrease in revenue related to the expected wind-down of projects with existing strategic collaborators such as Syngenta, Bunge, and BASF. Additionally, under the terms of our 10-year agreement with Syngenta, our two-year guaranteed funding period totaling $8 million per year expired on December 31, 2008. We do not anticipate that we will continue to receive significant funding from Syngenta under this agreement beyond the initial guaranteed funding period.

We will continue to pursue opportunities to expand, renew, or enter into new collaborations that we believe fit our strategic focus and represent product commercialization opportunities in the future; however, there can be no assurance that we will be successful in renewing or expanding existing collaborations, or securing new collaboration partners.

Grant revenue increased 155%, or $4.2 million, to $6.9 million for the year ended December 31, 2008. The increase in grant revenue was primarily attributable to a grant awarded in the fourth quarter 2008 from the Department of Energy to discover and develop new enzymes and enzyme cocktails to break down various types of biomass. We continue to pursue additional opportunities to secure federal, state or local agency funding to support our biofuels initiatives. As of December 31, 2008, we have committed funding from various governmental agencies totaling $19.1 million through 2012, and expect to see an increase in grant revenue during 2009 as compared to 2008.

Our revenues have historically fluctuated from period to period and likely will continue to fluctuate substantially in the future based upon the adoption rates of our new and existing commercial products, timing and composition of funding under existing and future collaboration agreements, as well as regulatory approval timelines for new products. We anticipate that our revenue mix will continue to shift toward a higher percentage of product revenue.

While we have not yet seen an indication that our Phyzyme and Fuelzyme product revenue will be negatively impacted by the current decline in the global economy, we cannot be certain that demand for these products will continue at current levels, given current market conditions. In contrast, our Purifine sales have suffered from the current economic environment. One of our prime initial targets for Purifine is the soybean oil processing market in Latin America, which has suffered challenging market conditions since early 2008. As a result of this and other factors, our Purifine revenue in 2008 was below initial expectations. We expect that current market conditions will continue to put pressure on our sales of Purifine.

Product Gross Profit & Gross Margin

Product gross profit and product gross margin for the years ended December 31, 2008 and 2007 are as follows (in thousands):

	2008	2007	% Change
Product revenue	$49,083	$25,975	89%
Cost of product revenue	35,153	19,815	77%

Product gross profit	13,930	6,160	126%
Product gross margin	28%	24%

Product gross profit totaled $13.9 million, or 28% of product revenue, for the year ended December 31, 2008 compared to $6.2 million, or 24% of product revenue, for the year ended December 31, 2007. Gross profit and margin improvement is reflective of higher sales volumes to absorb our fixed costs, partially offset by lower-than anticipated manufacturing yields for Phyzyme and, to a lesser extent, incremental zero-margin freight revenue incurred during the first half of 2008 to meet customer ship dates which negatively impacted gross profit margin by approximately one percentage point during the year ended December 31, 2008.

Our product gross margins in 2008 were below our target of 30%, primarily due to manufacturing variances related to unfavorable yields and higher raw material prices. We expect the unfavorable yield variances could continue through 2009 until we can better accommodate our recovery capabilities, which may require additional investment in downstream recovery capacity at Fermic. Over time, our gross margins should be positively impacted by continued growth in sales of our enzyme products, as well as cost efficiencies we would expect to achieve if we continue to scale up production and improve our manufacturing yields. Because a large percentage of our manufacturing costs are fixed, we should realize continued margin improvements as product revenues increase; however, our margins may be negatively impacted in the future if our product revenues do not grow in line with our increase in minimum capacity requirements at Fermic. For example, we are planning to further expand our manufacturing capabilities during 2009, which will increase our fixed manufacturing costs by an additional $0.7 million per quarter. In addition, our gross margins are dependent upon the mix of product-related sales as the cost of product-related revenue varies from product to product.

Because Phyzyme represents a significant percentage of our product revenue, our product gross margin is impacted to a great degree by the gross margin achieved on sales of Phyzyme. Under our agreement with Danisco, we sell our Phyzyme inventory to Danisco at our cost and then share 50% of Danisco’s profit, as defined, when the product is sold to the end user. As a result, our total cost of product revenue for Phyzyme is incurred as we ship product to Danisco, and profit share revenue is recognized in the period in which the product is sold to the end user as reported to us by Danisco. We may record our quarterly profit share revenue based on estimates from Danisco, and the final calculation of profit share is sometimes finalized in the subsequent quarter; accordingly, we are subject to potential adjustments to our actual profit share revenue from quarter-to-quarter. These adjustments, while typically considered immaterial in absolute dollars, could have a significant impact on our reported product gross margin from quarter-to-quarter.

In addition, our supply agreement with Danisco for Phyzyme contains provisions which allow Danisco, with six months advance notice, to assume manufacturing rights for Phyzyme. If Danisco decides to exercise this right, we will likely experience excess capacity at Fermic. If we are unable to absorb this excess capacity with other products in the event that Danisco assumes all or a portion of Phyzyme manufacturing rights, this will have a negative impact on our product gross profit and gross margin.

Our product gross margin is dependent upon the mix of product sales as the cost of product revenue varies from product to product. We believe that our product gross margin should be positively impacted as we grow sales of products we market and sell directly to end users, namely Fuelzyme-LF and Purifine, which are expected to have higher gross margins than our Phyzyme products. Cost of product revenue includes both fixed and variable costs, including materials and supplies, labor, facilities and other overhead costs, associated with our product revenues. Excluded from cost of product revenue are costs associated with the scale-up of manufacturing processes for new products that have not reached commercial-scale production volumes, which we include in our research and development expenses. Cost of product revenue increased $15.3 million, or 77%, to $35.2 million for the year ended December 31, 2008 compared to the year ended December 31, 2007. This increase resulted primarily from the increase in product revenues, and to a lesser extent, the increase in our fixed manufacturing costs under our contract with Fermic.

Operating Expenses

Research and development and selling, general and administrative expenses for the years ended December 31, 2008 and 2007 are as follows (in thousands):

	2008	2007	% Change
Research and development	$63,438	$52,296	21%
Selling, general and administrative expenses	$44,273	$36,016	23%

The operating expenses for the year ended December 31, 2008 increased compared to the prior year ended December 31, 2007, related primarily to the biofuels business only being included in operating expenses since the closing of the June 2007 merger with Celunol, as well as our acceleration of biofuels development and commercialization efforts in 2008.

Research and Development

Research and development expenses consist primarily of costs associated with internal development of our technologies and our product candidates, including engineering costs associated with out pilot and demonstration–scale cellulosic ethanol facilities, manufacturing scale-up and bioprocess development for our current products, and costs associated with research activities performed on behalf of our collaborators.

        For the year ended December 31, 2008 we estimate that approximately 78% of our research and development personnel costs, based upon hours incurred, were spent on internal product and technology development, and that approximately 22% on research activities funded by our collaborators and grants. For the year ended December 31, 2007 we estimate that approximately 61% of our research and development personnel costs, based upon hours incurred, were spent on internal product and technology development, and that approximately 39% on research activities funded by our collaborators and grants. The increase in time spent on internal product and technology development from the prior year is primarily attributed to our focus on cellulosic ethanol process development since the merger with Celunol, and to a lesser extent, bioprocess development and technical support for our enzyme products that have already been introduced commercially.

We have a limited history of developing commercial products and technologies. We determine which products and technologies to pursue independently based on various criteria, including: investment required, estimated time to market, regulatory hurdles, infrastructure requirements, and industry-specific expertise necessary for successful commercialization. Successful products and technologies require significant development and investment prior to regulatory approval and commercialization. As a result of the significant risks and uncertainties involved in developing and commercializing such products, we are unable to estimate the nature, timing, and cost of the efforts necessary to complete each of our major projects. These risks and uncertainties include, but are not limited to, the following:

•	Our products and technologies may require more resources than we anticipate if we are technically unsuccessful in initial development or commercialization efforts;

•	The outcome of research is unknown until each stage of testing is completed, up through and including trials and regulatory approvals, if needed;

•	It can take many years from the initial decision to perform research through development until products and technologies, if any, are ultimately marketed; and

•

We have product candidates and technologies in various stages of development related to collaborations and grants as well as internally developed products and technologies. At any time, we may modify our strategy and pursue additional collaborations for the development and commercialization of some products and technologies that we had intended to pursue independently. For example, in 2008 we entered into a joint collaboration with BP to co-fund the advancement and validation of our cellulosic ethanol process technology, which had previously been largely self-funded.

Any one of these risks and uncertainties could have a significant impact on the nature, timing, and costs to complete our product and technology development efforts. Accordingly, we are unable to predict which potential commercialization candidates we may proceed with, the time and costs to complete development, and ultimately whether we will have any products or technologies approved by the appropriate regulatory bodies. The various risks associated with our research and development activities are discussed more fully in our 2008 Annual Report on Form 10-K and in our subsequently filed Quarterly Reports on Form 10-Q.

Our research and development expenses increased $11.1 million, to $63.4 million (including share-based compensation of $4.4 million) compared to $52.3 million (including share-based compensation of $3.7 million) for the year ended December 31, 2007. Our research and development expenses by operating segment for the years ended December 31, 2008 and 2007 were as follow (in thousands):

	2008	2007	% Change
Biofuels	$41,467	$13,474	208%
Specialty Enzymes	21,971	38,822	(43)%

	$63,438	$52,296	21%

Biofuels Research and Development

Research and development expenses related to our biofuels business include cost related to our ongoing development and validation of our cellulosic ethanol process technology, including, but not limited to, enzyme discovery and development and bioprocess development designed to improve ethanol yields and reduce cost-per-gallon, feedstock testing and validation at the laboratory, pilot- and demo-plant scale, as well as costs related to commissioning, optimization and operation of our demo plant in Jennings, Louisiana.

Our biofuels research and development expenses increased $28.0 million from 2007 to 2008. This increase is related to two factors. First, our 2008 expenses include a full twelve months of post-merger biofuels-related expenses, while in 2007 our expenses included only about six months of post-merger expenses. Second, we accelerated our biofuels technology development efforts during 2008, particularly related to our demo plant start-up and commissioning at our site in Jennings, Louisiana.

We consider our current cellulosic ethanol technology under development to be our “Generation 1” or “Gen 1” technology. To date, we have demonstrated that our Gen 1 technology can produce cellulosic ethanol at a small scale in the laboratory, pilot plant, and demonstration plant, but at yields and cost that are not yet commercially viable. We will require continued and substantial investment to further develop our Gen 1 technology, and continue to believe that Gen 1 will produce a viable technology that will be deployed on a commercial scale as early as 2012.

Specialty Enzymes Research and Development

Research and development expenses related to our specialty enzyme business include costs related to ongoing bioprocess development and manufacturing process yield improvements, funded support for research collaborations and to a lesser extent, early stage product development.

Our specialty enzymes research and development expenses decreased $16.9 million from 2007 to 2008. This decrease is related primarily to our shift in focus to biofuels process development after the merger with Celunol on June 20, 2007, and to a lesser extent the de-emphasis of early stage product development for our specialty enzyme business segment and collaboration and grant work not core to our current focus.

Due to limited capital resources and challenging economic conditions expected in 2009, we do not anticipate that we will spend significant resources on early stage specialty enzyme product development during 2009 without additional investment from strategic partners.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased $8.3 million, or 23%, to $44.3 million (including share-based compensation of $6.8 million) for the year ended December 31, 2008. This increase is largely due to incremental personnel and overhead costs resulting from the merger with Celunol in June 2007, incremental legal expense, consulting and advisory expenses related to the first phase of our collaboration with BP, and, to a lesser extent, increased personnel costs and professional services costs to support the growth in product sales and increased complexity of our business. These increases were partially offset by charges incurred during 2007 of $4.0 million related to severance, bonus and modifications to equity awards pursuant to transitional employment and severance agreements with certain executives after the completion of the merger with Celunol in June 2007.

Share-Based Compensation Charges

We recognized $11.2 million, or $0.17 per share, and $11.0 million, or $0.20 per share, for the years ended December 31, 2008 and 2007. These charges had no impact on our reported cash flows. Share-based compensation expense was allocated among the following expense categories (in thousands):

	2008	2007
Research and development	$4,391	$3,669
Selling, general and administrative	6,842	7,297

	$11,233	$10,966

Share-based compensation increased $0.3 million for the year ended December 31, 2008 as compared to the same period in 2007, primarily related to additional grants related to new hires during 2008. Included in share-based compensation for the year ended December 31, 2007 are non-recurring charges of $2.3 million related to modification of vesting for restricted stock awards for certain executives in connection with separation agreements relating to the merger with Celunol.

Goodwill Impairment

During the third quarter of 2008, we determined that the market value of our common stock and convertible debt was not adequate at September 30, 2008 to support the carrying value of our goodwill resulting from the June 2007 merger between Diversa and Celunol. As a result, pursuant to SFAS No. 142, “Goodwill and Other Intangible Assets,” we recorded a non-cash charge of $106.1 million during the quarter ended September 30, 2008, representing full impairment of the carrying value of our goodwill. We believe that this impairment is reflective primarily of current market conditions, and is not indicative of a change in our business or implied value of our underlying biofuels business model aimed toward the commercialization of cellulosic ethanol.

Acquired in-process Research and Development

We allocated $42.4 million of the purchase price in connection with our merger with Celunol in June 2007 to acquired in-process research and development projects. Acquired in-process research and development (“IPR&D”) represents the valuation of acquired, to-be-completed research projects. Celunol’s ongoing research and development initiatives have primarily involved the development of its patented and proprietary biotechnology to enable production of fuel-grade ethanol from cellulosic biomass materials. As of the merger date, pursuant to authoritative guidance under SFAS No. 2, “Accounting for Research and Development Costs,” these projects were not determined to have reached technological feasibility and determined to have no alternative future use. Accordingly, the amounts allocated to those projects were written off in the second quarter of 2007, the period the merger was consummated.

Restructuring Charges

We recorded charges of $12.0 million during the year ended December 31, 2006 in connection with our strategic reorganization in January 2006, which included costs for employee separation and estimates for facilities consolidation costs. During the years ended December 31, 2008 and December 31, 2007, we recorded $0.5 million and $1.5 million of additional charges reflecting revisions in our estimates and present value adjustments for our remaining net facilities consolidation costs. Our revision in December 2007 was primarily related to executing our sublease agreement with a subtenant in October 2007. We may further revise these estimates in future periods, which could give rise to additional charges or adjustments.

Interest expense, net

Interest income on cash and short term investments was $1.0 million for the year ended December 31, 2008 compared to $3.9 million for the year ended December 31, 2007 primarily due to lower average cash and investment balances during 2008.

Interest expense was $9.8 million, net of $6.2 million in capitalized interest for the demonstration facility, for the year ended December 31, 2008 compared to $5.7 million for the year ended December 31, 2007, net of $0.7 million in capitalized interest for the demonstration facility. The increase was attributed to interest on the 2007 Notes we issued in March and April 2007 combined with the 2008 Notes issued in February 2008. We recorded aggregate interest expense related to the 2008 Notes of $8.8 million for the year ended December 31, 2008, representing the following (in thousands):

2008
8% coupon interest, payable in cash	$4,344
Non-cash accretion of debt discount	4,009
Non-cash amortization of debt issuance costs	411

$8,764

Loss on exchange of convertible notes

In connection with the issuance of the 2008 Notes, we exchanged $18.5 million in aggregate principal amount of the 2007 Notes for approximately $16.7 million in aggregate principal amount of the 2008 Notes. Pursuant to current accounting rules, we recorded a non-cash loss on the exchange of $3.6 million, equal to the difference between the carrying value of the 2007 Notes and the fair value of the 2008 Notes and warrants issued.

Gain on net change in fair value of derivative assets and liabilities

The fair value of the compound embedded derivative, warrants, and the convertible hedge transaction in connection with our 2008 Notes are recorded as a derivative asset or liability and marked-to-market each balance sheet date. The change in fair value is recorded in the statement of operations as “Change in fair value of derivative assets and liabilities.” During the year ended December 31, 2008, we recorded a net gain of $3.5 million related to the change in fair value of our recorded derivative asset and liabilities between the closing date of February 27, 2008 and December 31, 2008.

Loss on convertible debt extinguishment

During the year ended December 31, 2008, pursuant to current accounting rules, we recorded a loss on debt extinguishment of $0.1 million, calculated as the difference between the carrying value of the converted 2008 Notes and the fair value of the shares of common stock delivered to the noteholders upon conversion. The carrying value of the converted 2008 Notes was equal to $8.9 million which represented the difference between the principal converted of $12.1 million and the unamortized debt discount and issuance costs. During the year, we issued a total of 3.8 million shares with a total market value as of the dates of conversion of $9.0 million to settle the converted 2008 Notes and related “make-whole” payments.

Loss attributed to noncontrolling interest in Galaxy Biofuels LLC

In connection with the initial phase of our strategic partnership with BP, we formed Galaxy as a special purpose entity. We are considered the primary beneficiary of Galaxy and consolidate its financial results. Pursuant to current accounting rules, the transaction fees and joint development fees are accounted for as follows:

•	The license to technology we granted to Galaxy and ongoing joint development work we perform for Galaxy are considered capital contributions to Galaxy;

•	Transaction fees and joint development fees paid by BP are considered capital contributions to Galaxy, which are subsequently distributed to us as a reduction to our capital account;

•	Ongoing joint development is considered a monthly expense of Galaxy.

As a result, our consolidated financial statements include a line item called “Noncontrolling Interest in Galaxy Biofuels LLC.” On our consolidated balance sheet, this line reflects BP’s ownership of Galaxy’s equity. This line item is reduced by BP’s 50% share of Galaxy’s profits and losses, and increased by cash distributions made by BP to us on behalf of Galaxy. BP’s share of Galaxy’s losses is reflected in our consolidated statement of operations as “Loss attributed to noncontrolling interest in Galaxy Biofuels LLC.” Galaxy has incurred approximately $25 million in losses through December 31, 2008, 50% of which have been allocated to BP. We anticipate Galaxy will continue to incur losses related to ongoing joint development through at least the initial 18 months of the joint development program.

Years Ended December 31, 2007 and 2006

Selected Segment Financial Data

Since we only began operating in two business segments during 2007 as a result of our merger with Celunol on June 20, 2007, there is no separate segment financial information available prior to 2007 for comparative purposes. Selected operating results for the year ended December 31, 2007 and identifiable assets as of December 31, 2007 for each of our business segments is set forth below (in thousands):

	Year Ended December 31, 2007
	Biofuels	Specialty Enzymes	Corporate	Total
Product revenue	—	25,975	—	25,975
Collaborative and grant revenue	$—	$20,298	$—	$20,298

Total revenues	—	46,273	—	46,273

Product gross profit	—	6,160	—	6,160

Operating expenses, excluding cost of product revenue and acquired in-process research and development*	20,499	53,480	58,214	132,193

Loss from operations	$(20,499)	$(27,022)	$(58,214)	$(105,735)

Capital expenditures	$26,991	$2,636	$4,603	$34,230

*—Amount includes $42.4 million write off of in-process research and development.

Identifiable assets by operating segment are set forth below:

	As of December 31, 2007
	Biofuels	Specialty Enzymes	Corporate	Total
Goodwill	$—	$—	$106,134	$106,134
Property, plant and equipment, net	66,380	6,655	3,628	76,663
Cash, short-term investments and other assets	1,219	16,971	63,792	81,982

Total identifiable assets	$67,599	$23,626	$173,554	$264,779

Since we only began operating in two business segments during 2007, there is no separate segment financial information available prior to 2007 for comparative purposes.

Consolidated Results of Operations

Revenues

	2007	2006	% Change
Revenues:
Phyzyme phytase	$16,237	$8,869	83%
All other products	9,738	6,998	39%

Total product	25,975	15,867	64%
Collaborative	17,581	30,014	(41)%
Grant	2,717	3,317	(18)%

Total revenues	$46,273	$49,198	(6)%

Revenues decreased 6%, or $2.9 million, to $46.3 million for the year ended December 31, 2007 from $49.2 million for the year ended December 31, 2006, attributed primarily to a decrease in collaborative and grant revenue, offset in large part by an increase in product revenues. Our revenue mix has shifted to a larger percentage of product revenue, consistent with our strategy to grow product sales and de-emphasize collaborations that are not core to our strategic market focus. Product revenue for the year ended December 31, 2007 increased $10.1 million or 64%, to $26.0 million from $15.9 million for the year ended December 31, 2006. This increase was attributable primarily to increased revenue and profit sharing associated with our Phyzyme product sold through our collaboration with Danisco, for the reasons described above in comparing 2008 and 2007 results.

Product revenue represented 56% of total revenues for the year ended December 31, 2007, as compared to 32% for the year ended December 31, 2006.

The increase in product revenue was also attributed to an increase in sales of our other commercial enzyme products, including Quantum Phytase and Fuelzyme-LF.

Collaborative revenue decreased 41%, or $12.4 million, to $17.6 million from $30.0 million and accounted for 38% and 61% of total revenue for the years ended December 31, 2007 and 2006. This decrease is primarily a result of the restructuring of our collaboration with Syngenta at the beginning of 2007. We have continued to de-emphasize collaborations that are not core to our current focus in favor of greater emphasis on sales of products.

Grant revenue decreased 18%, or $0.6 million, to $2.7 million for the year ended December 31, 2007 as compared to $3.3 million for the year ended December 31, 2006. Since late 2005, we have continued to de-emphasis grants and government contracts that are not core to our strategic focus.

Product Gross Profit & Gross Margin

	2007	2006	% Change
Product revenue	$25,975	$15,867	64%
Cost of product revenue	19,815	12,914	53%

Product gross profit	6,160	2,953	109%
Product gross margin	24%	19%

Product gross profit margin (product revenue less cost of product revenue) totaled $6.2 million, or 24% of product revenue, for the fiscal year ended December 31, 2007 compared to $3.0 million, or 19% of product revenue, for the fiscal year ended December 31, 2006. This gross margin improvement is reflective of higher sales volumes to absorb our fixed costs, as well as improved manufacturing efficiencies and yields.

Cost of product revenue includes both fixed and variable costs, including materials and supplies, labor, facilities and other overhead costs, associated with our product revenues. Excluded from cost of product revenue are costs associated with the scale-up of manufacturing processes for new products that have not reached commercial-scale production volumes, which we include in our research and development expenses. For the year ended December 31, 2007, cost of product-related revenue increased $6.9 million, or 53%, to $19.8 million compared to $12.9 million for the year ended December 31, 2006. This increase resulted primarily from the increase in our fixed manufacturing costs under our contract with Fermic, S.A., or Fermic, our manufacturing partner in Mexico City, as well as the increase in product revenues. Despite the increase in fixed costs our gross margin improved to 24% in 2007 from 19% in 2006.

Research and Development

For the year ended December 31, 2007 we estimate that approximately 61% of our research and development personnel costs, based upon hours incurred, were spent on internal product and technology development, and that approximately 39% on research activities funded by our collaborators and grants. For the year ended December 31, 2006 we estimate that approximately 34% of our research and development personnel costs, based upon hours incurred, were spent on internal product and technology development, and that approximately 66% on research activities funded by our collaborators and grants. The increase in time spent on internal product and technology development from the prior year is primarily attributed to our merger completed June 20, 2007 and the focus on cellulosic ethanol process development, and to a lesser extent, bioprocess development and technical support for our enzyme products that have already been introduced commercially.

Our research and development expenses increased $5.6 million, to $52.3 million (including share-based compensation of $3.7 million) compared to $46.7 million (including share-based compensation of $3.6 million) for the year ended December 31, 2006. Our research and development expenses by operating segment for the years ended December 31, 2007 and 2006 were as follow (in thousands):

	2007	2006	% change
Biofuels	$13,474	$—	N/A
Specialty Enzymes	38,822	46,667	(17)%

	$52,296	$46,667	12%

Since we only began operating in two business segments during 2007, there are no separate segment research and development expenses reportable for biofuels prior to 2007 for comparative purposes.

Specialty Enzymes Research and Development

Research and development expenses related to our specialty enzyme business include costs related to ongoing bioprocess development, funded support for research collaborations and early stage product development.

Our specialty enzymes research and development expenses decreased $7.8 million from 2006 to 2007. This decrease is related primarily to our shift in focus to biofuels process development after the merger with Celunol on June 20, 2007, and to a lesser extent the de-emphasis of collaboration and grant work not core to our current focus.

Selling, General and Administrative Expenses

	2007	2006	% Change
Selling, general and administrative expenses	$36,016	$18,166	98%

Selling, general and administrative expenses nearly doubled to $36 million (including share-based compensation of $7.3 million) for the year ended December 31, 2007 from $18.2 million (including share-based compensation of $2.1 million) for the year ended December 31, 2006. This increase is largely due to incremental personnel and overhead costs resulting from the merger with Celunol and, to a lesser extent, increased personnel costs and professional services costs to support the growth in product sales and increased complexity of our business, combined with the following non-recurring expenses:

•

$5.2 million increase in share-based compensation primarily related to $2.3 million in severance obligations to former executives pursuant to transitional employment agreements and $3.4 million for restricted stock awards and stock option grants primarily for our new executive management team, partially offset by lower share based compensation from existing awards and grants; and

•	$2.3 million in cash severance and bonus costs primarily related to obligations to former executives in connection with the merger.

Share-Based Compensation Charges

We recognized $11.0 million, or $0.20 per share, and $5.7 million, or $0.12 per share, in share-based compensation expense for our share-based awards during 2007 and 2006. These charges had no impact on our reported cash flows. Share-based compensation expense was allocated among the following expense categories (in thousands):

	2007	2006
Research and development	$3,669	$3,611
Selling, general and administrative	7,297	2,079

	$10,966	$5,690

Included in share-based compensation for the year ended December 31, 2007 are non-recurring charges of $2.3 million related to modification of vesting for restricted stock awards for certain executives in connection with separation agreements relating to the merger with Celunol. In addition, our share-based compensation charges increased primarily due to additional options and awards granted to our new executive team in connection with our merger.

Acquired In-Process Research and Development

We allocated $42.4 million of the purchase price in connection with our merger with Celunol to acquired in-process research and development projects. Acquired in-process research and development, or IPR&D, represents the valuation of acquired, to-be-completed research projects. Celunol’s ongoing research and development initiatives primarily involved the development of its patented and proprietary biotechnology to enable production of fuel-grade ethanol from cellulosic biomass materials. As of the merger date, pursuant to authoritative guidance under SFAS No. 2, “Accounting for Research and Development Costs,” these projects were not determined to have reached technological feasibility and determined to have no alternative future use. Accordingly, the amounts allocated to those projects were written off in the second quarter of 2007, the period in which the merger was consummated.

Restructuring Charges

We recorded charges of $12.0 million during the year ended December 31, 2006 in connection with our strategic reorganization in January 2006, which included costs for employee separation and estimates for facilities consolidation costs. During the year ended December 31, 2007, we recorded $1.5 million of additional charges reflecting revisions in our estimates and present value adjustments for our remaining net facilities consolidation costs upon executing a sublease agreement with a subtenant in October 2007.

Interest and other income, net

Interest income on cash and short term investments was $3.9 million for the year ended December 31, 2007 compared to $2.3 million for the year ended December 31, 2006. The increase was attributable primarily to the increase in cash and investments resulting from proceeds from our 2007 Notes offering, as well as higher average rates of return on our investments, consistent with the increase in short-term interest rates from 2006 to 2007.

Interest expense was $5.7 million, net of $0.7 million in capitalized interest for the demonstration facility, for the year ended December 31, 2007 compared to $1.0 million for the year ended December 31, 2006. This increase was attributed to interest on the 2007 Notes we issued in March and April 2007.

Liquidity and Capital Resources

Since inception, we have financed our business primarily through the sale of common and preferred stock, funding from strategic partners and government grants, the issuance of convertible debt, and product sales. As of December 31, 2008 our strategic partners, including BP, have provided us with more than $315 million in funding since inception, including $19.1 million from various government agencies, and are committed to additional funding of more than $100 million through 2012, subject to our performance under existing agreements, excluding milestone payments, license and commercialization fees, and royalties or profit sharing. Our committed funding includes $22.5 million from our second joint venture with BP, announced February 2009. This second partnership will act as a separate commercial entity, with the $22.5 million BP funding used solely for this entity.

Our future committed funding is subject to our performance under existing agreements, and is concentrated within a limited number of collaborators. Our failure to successfully maintain our relationships with these collaborators could have a material adverse impact on our operating results and financial condition.

Capital Requirements

As of December 31, 2008, we had available cash and cash equivalents of approximately $7.5 million, excluding approximately $10.0 million in restricted cash. Historically, we have funded our capital equipment purchases through available cash, capital leases and equipment financing line of credit agreements. Since we announced our merger with Celunol in February 2007, we have issued $172.5 million of convertible debt to fund our cellulosic ethanol pilot and demonstration-scale facilities and other working capital requirements. As of December 31, 2008, we had a working capital deficit of $23.8 million.

We will require additional capital to fund our operations. Our independent registered public accounting firm has included an explanatory paragraph in its report on our 2008 financial statements related to the substantial doubt in our ability to continue as a going concern. Our cash at December 31, 2008, along with anticipated cash from grants, revenue, our commitment from BP and other sources may not be sufficient to meet cash requirements to fund our operating expenses, capital expenditures, potential payments under our 2008 Notes, and working capital through December 31, 2009 without additional sources of cash.

We will also need to raise sufficient capital to fund the construction of the first commercial cellulosic ethanol plant in Highlands County, Florida. We recently entered into a joint venture with BP intended to advance the design and engineering of the commercial facility, and we expect to break ground on this facility in 2010. We estimate that the total costs of construction for this first commercial plant will be $250 to $300 million which we anticipate will be funded from a combination of non-recourse debt and equity capital. We and BP recently filed a joint application for a Department of Energy loan guarantee program. While funding from this program could cover as much as 80% of the total capital cost of the project, if awarded, we expect this program would fund 60% to 70% of our cost of construction. We expect the remaining 30% to 40% will be funded by equal project equity investments from BP and us. This will require us to raise project equity capital of up to $60 million in addition to the cash required to fund our corporate operations.

We believe that we will be successful in generating additional cash to fund our operations through a combination of additional corporate partnerships and collaborations, federal, state and local grant funding, incremental product sales, selling or financing assets, and, if necessary and available, the sale of equity or debt securities. If we are unsuccessful in raising additional capital from any of these sources, we may need to defer, reduce or eliminate certain planned expenditures.

There can be no assurance that we will be able to obtain any sources of financing on acceptable terms, or at all. If we are not able to defer, reduce or eliminate our expenditures, secure additional sources of revenue or otherwise secure additional funding, we may need to restructure or significantly curtail our operations, divest all or a portion of our business, file for bankruptcy or cease operations.

Completion of 2007 Convertible Notes Offering

In late March 2007 and early April 2007, we completed an offering of $120 million aggregate principal amount of 5.5% Convertible Senior Notes due 2027, or the 2007 Notes, in a private placement, generating net cash proceeds of approximately $114.7 million. The 2007 Notes have been registered under the Securities Act of 1933, as amended, to permit registered resale of the 2007 Notes and of our common stock issuable upon conversion of the 2007 Notes.

The 2007 Notes bear interest at 5.5% per year, payable in cash semi-annually, and are convertible at the option of the holders at any time prior to maturity, redemption or repurchase into shares of Verenium common stock at a conversion rate 156.25 shares per $1,000 principal amount, which represents a conversion price of $6.40 per share. The conversion rate of the 2007 Notes may be increased in certain circumstances if a holder surrenders their 2007 Notes for conversion in connection with a make-whole fundamental change that occurs before April 5, 2012.

On or after April 5, 2012, we may, at our option, redeem the 2007 Notes, in whole or in part, for cash at a redemption price equal to 100% of the principal amount of the 2007 Notes to be redeemed plus any accrued and unpaid interest to the redemption date. On each of April 1, 2012, April 1, 2017 and April 1, 2022, holders may require us to purchase all or a portion of their 2007 Notes at a purchase price in cash equal to 100% of the principal amount of the 2007 Notes to be purchased plus any accrued and unpaid interest to the purchase date. Holders may also require us to repurchase all or a portion of their 2007 Notes upon a fundamental change at a repurchase price in cash equal to 100% of the principal amount of the 2007 Notes to be repurchased plus any accrued and unpaid interest to the repurchase date. Pursuant to the terms of the 2007 Notes, a “fundamental change” is broadly defined as 1) a change in control, or 2) a termination of trading of our common stock.

We have used the net proceeds of the 2007 Notes offering for continued expansion of our biofuels business, including construction of a demonstration-scale ethanol facility, biofuels technology development, continued investment in product development and commercialization efforts in our specialty enzyme business, and for general corporate purposes, including working capital.

Completion of 2008 Convertible Notes Offering

On February 27, 2008, we completed a private placement of 8% Convertible Senior Notes due April 1, 2012, or the 2008 Notes, and warrants to purchase our common stock. Concurrent with entering into the purchase agreement, we also entered into senior notes exchange agreements with certain existing holders of our 2007 Notes pursuant to which such noteholders exchanged approximately $18.5 million in aggregate principal amount of the 2007 Notes for approximately $16.7 million in aggregate principal amount of the 2008 Notes and for warrants to purchase common stock. Including the 2008 Notes issued in exchange for the 2007 Notes, we issued $71 million in aggregate principal amount of the 2008 Notes and warrants to purchase approximately 8 million shares of our common stock. Gross proceeds from new investments were approximately $54 million and net proceeds from new investments, after giving effect to payment of certain transaction-related expenses and the cash cost of the convertible hedge transaction described below, were approximately $44 million.

The conversion price for the 2008 Notes is $2.13 and is also subject to full ratchet anti-dilution protection. In addition, the 2008 Notes are subject to automatic conversion at our option if our closing stock price exceeds $8.18 per share over a 30-trading day period ending prior to the date we provide notice of the automatic conversion to investors, the average daily trading volume of our stock over that 30-trading day period equals or exceeds $3 million, and certain other conditions are met.

We are required to pay interest on the 2008 Notes at the rate of 8% per year, and the 2008 Notes also include a “make-whole” provision whereby, upon any holder’s conversion of the 2008 Notes for common stock, we are obligated to pay such holder an amount equal to the interest foregone over the life of the 2008 Notes based on such conversion, discounted back to the date of conversion using the published yield on two-year U.S. Treasury notes as the discount rate. The 2008 Notes provide that we may, subject to the satisfaction of certain conditions (including that the shares to be issued must be registered for resale under a registration statement filed with the Securities and Exchange Commission), pay interest or “make-whole” amounts with shares of our common stock at a 5% discount to the applicable stock price at the time of the interest payment or conversion. The registration statement that we filed with the Securities and Exchange Commission to register the resale of the shares issuable upon conversion of the 2008 Notes, along with interest shares and shares issuable upon exercise of the warrants, only registers a limited number of conversion shares and interest shares, and our ability to pay “make-whole” payments and interest payments under the 2008 Notes using shares is accordingly limited. As of March 12, 2009, our potential maximum remaining “make-whole” obligation assuming conversion of 100% of the 2008 Notes on that date was approximately $13.2 million, a substantial portion of which we may be required to settle in cash. Were many holders of our 2008 Notes to convert their 2008 Notes, or if a significant amount were converted at approximately the same time, our cash resources at that time could be insufficient to make the required “make-whole” payments. Any such inability on our part to make the registered “make-whole” payments in cash could potentially have a number of negative consequences including, among others, that (i) we could be forced to defer, reduce or eliminate certain existing and projected operating expenses and capital requirements, (ii) we could be forced to seek to raise capital, which may not be available on reasonable terms or at all, particularly given recent conditions in the United States and global equity and credit markets, (iii) we could default on our obligation to make any required cash “make-whole” and other payments under the 2008 Notes and any such default could cause a default under our other outstanding debt and result in payments under the 2008 Notes and such other debt being accelerated, and (iv) we could be forced to cease operations.

As of December 31, 2008 and March 12, 2009, we had $58.9 million and $51.4 million, respectively, in face value outstanding under the 2008 Notes. In connection with the conversions of the 2008 Notes occurring between January 1, 2009 and March 12, 2009, we issued approximately 5.2 million shares of our common stock, including approximately 2.1 million shares to satisfy a portion of the related “make-whole” obligations. Cash payments to satisfy “make-whole” obligations during this time were insignificant.

The warrants are exercisable for shares of our common stock. The initial exercise price of the warrants is $4.44 per share. The exercise price and the number of shares of our common stock issuable upon exercise of the warrant are subject to weighted average anti-dilution protection.

In connection with the transactions described above, we entered into a convertible hedge transaction with a counterparty, which is intended to reduce the potential dilution upon conversion of the 2008 Notes. The convertible hedge transaction is composed of two separate call options. Under the first call option, on April 1, 2012 (or earlier upon conversion of the 2008 Notes), we are entitled to purchase 13,288,509 shares of our common stock from the counterparty at a price per share equal to the initial conversion price of $4.09 (or a proportion of such number of shares based on the proportion of the 2008 Notes being converted). Under the second call option, on three exercise dates staggered in six month intervals beginning on October 1, 2013, the counterparty is entitled to purchase an aggregate of 13,288,509 shares of our common stock at a price per share of $5.16. The cash cost of the convertible hedge transaction was approximately $6.2 million.

During 2008, we used the net proceeds from the sale of our 2008 Notes and warrants for general corporate and working capital purposes, including the completion of construction and commissioning of our cellulosic ethanol demonstration facility.

The following table summarizes our principal and interest obligations for the 2007 and 2008 Notes as of December 31, 2008, assuming such obligations are not converted prior to maturity (in thousands):

	Total	Payments due by Period
		Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years
2007 Notes	$202,759	$5,528	$11,055	$11,055	$175,121
2008 Notes (1)	74,192	3,533	9,421	61,238	—

Total Principal and Interest Obligations	$276,951	$9,061	$20,476	$72,293	$175,121

(1)	Total obligations under the 2008 Notes include approximately $15.3 million in interest through maturity of the 2008 Notes. Interest payments on the 2008 Notes may be made, at our option and subject to the satisfaction of certain conditions, in shares of common stock, or interest shares, valued at a 5% discount to the average of the volume weighted stock price during a measurement period prior to the applicable interest payment date, as long as such shares have been registered with the Securities and Exchange Commission. Due to Securities and Exchange Commission limitations on the amount of shares we were permitted to register in the resale registration statement we filed with the Securities and Exchange Commission to register the resale of the interest shares, along with the shares issuable upon conversion of the 2008 Notes and shares issuable upon exercise of the warrants, we only registered a limited number of interest shares, and as a result we intend to continue paying a significant portion of our quarterly interest payments in cash.

Balance Sheet

Our consolidated assets have decreased by $111.2 million, to $153.6 at December 31, 2008 from $264.8 million at December 31, 2007, attributable primarily to the decrease in goodwill related to the impairment charge of $106.1 million recorded during the third quarter of 2008, as more fully described on elsewhere in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and incremental cash usage to support operations and working capital, partially offset by increases in property and equipment related to our pilot and demonstration facilities for our biofuels business segment, as more fully described in this “Liquidity” section.

Our consolidated liabilities have increased by $11.7 million, to $181.3 million at December 31, 2008 from $169.6 million at December 31, 2007, attributable primarily to an increase in our carrying value of debt, including the compound embedded derivative and warrants related to our 2008 Notes being accounted for as derivative liabilities, of $18.5 million related to our 2008 Notes, as more fully described on elsewhere in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Cash Flows Related to Operating, Investing and Financing Activities

Our operating activities used cash of $59.1 million for the year ended December 31, 2008. Our cash used in operating activities consisted primarily of cash used to fund our net loss of $176.5 million, which included a non-cash goodwill impairment charge of $106.1 million related to our merger with Celunol in June 2007.

Our investing activities used cash of $47.5 million for the year ended December 31, 2008. Our investing activities included purchases of property, plant and equipment of $46.6 million primarily for the construction, start-up and commissioning of our demonstration plant, partially offset by cash generated through net sales and maturities of short-term investments of $9.2 million to fund operations. During the second quarter of 2008 we were required under our bank agreement to secure our $10 million outstanding letter of credit issued to our landlord with cash, which is reflected as restricted cash on our consolidated balance sheet as of December 31, 2008 and is reported as cash used in investing activities.

During 2007 and 2008, Celunol and Verenium spent in excess of $101 million on further modifications and improvements to our pilot facility and the construction, start-up and commissioning of our demonstration-scale cellulosic ethanol facility in Jennings, Louisiana. In early 2009 we achieved a key development milestone with our 1.4 million gallon per year demonstration-scale cellulosic ethanol facility in Jennings, Louisiana with the commissioning of the facility. As a result, we just recently produced our first gallons of cellulosic ethanol out of the plant. Work to optimize the facility and make process improvements has commenced as we seek to ensure reliable and cost-effective operation. We will require significant additional capital and operating expenditures to complete the optimization of our demonstration-scale facility in 2009. We do not have fixed-priced arrangements with our major engineering and construction firms; as such, most of our engineering and construction costs related to our demonstration-facility are incurred and paid on a time and materials basis. During 2007 and 2008, we incurred significant costs in excess of our projected expenditures for the improvements to our pilot plant and construction of our demonstration plant.

Our financing activities generated net cash of $65.3 million for the year ended December 31, 2008, consisting primarily of net proceeds from our 2008 Notes offering in February 2008 and capital contributions by BP into Galaxy, a consolidated variable interest entity, in August 2008.

Contractual Obligations

The following table summarizes our contractual obligations at December 31, 2008, excluding the principal and interest payments for our 2008 Notes and 2007 Notes shown above (in thousands):

	Total	Payments due by Period
		Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years
Contractual Obligations
Equipment loans	$1,229	$1,116	$113	$—	$—
Operating leases (1)	41,197	5,550	10,516	11,142	13,989
Manufacturing costs to Fermic (2)	41,313	14,367	26,946	—
Purchase commitment (3)	496	496	—	—	—
License and research agreements	2,735	295	690	690	1,060

Total Contractual Obligations	$86,970	$21,824	$38,265	$11,832	$15,049

1	Operating lease obligations are shown net of $6.4 million in sublease rental income that we expect to receive through February 28, 2015, pursuant to a facilities sublease agreement we entered into during the fourth quarter of 2007.
2	Pursuant to our manufacturing agreement with Fermic, we are obligated to reimburse monthly costs related to manufacturing activities. These costs scale up as our projected manufacturing volume increases. As of December 31, 2008, under this agreement over the next three years we have made minimum commitments to Fermic of approximately $41.3 million.
3	In August 2006, Celunol Corp. entered into a commitment to purchase a piece of equipment for the demonstration plant in the amount of $2.2 million, of which $0.5 million was paid upon signing the agreement and an additional $0.5 million upon shipment which occurred in September 2007. The remaining balance of $1.3 million is to be paid ratably over the 24 month period beginning January 2008 and is included in liabilities on our consolidated balance sheets as of December 31, 2008 and 2007.

Manufacturing and Supply Agreements

During 2002, we entered into a manufacturing agreement with Fermic to provide us with the capacity to produce commercial quantities of certain enzyme products. Based on actual and projected increased product requirements, the agreement was amended in 2006 to provide for additional capacity to be installed over the next two years. Under the terms of the agreement, we can cancel the committed purchases with thirty months’ notice provided that the term of the agreement, including the termination notice period, aggregates four years. Pursuant to our agreement with Fermic, we are also obligated to reimburse monthly costs related to manufacturing activities. These costs scale up as our projected manufacturing volume increases. As of December 31, 2008, under this agreement we have made minimum commitments to Fermic of approximately $41.3 million, over the next three years. In addition, under the terms of the agreement, we are required to purchase certain equipment required for fermentation and downstream processing of the products. Through December 31, 2008, we had incurred costs of approximately $19.1 million for equipment related to this agreement.

During 2009, we anticipate funding as much as $1.4 million in additional equipment costs related to our manufacturing agreement with Fermic. As we continue to develop our commercial manufacturing platforms, we will be required to purchase additional capital equipment under this agreement.

Due to current capacity constraints at Fermic, we are not able to supply adequate quantities of Phyzyme necessary to meet the increased demand from Danisco. As a result, we have contracted with Genencor, a subsidiary of Danisco, to serve as a second-source manufacturer for Phyzyme. Our supply agreement with Danisco for Phyzyme contains provisions which allow Danisco, with six months advance notice, to assume the right to manufacture Phyzyme. If Danisco were to exercise this right, we would likely experience significant excess capacity at Fermic. If Danisco assumed the right to manufacture Phyzyme and we were unable to absorb the excess capacity at Fermic with other products, our results of operations and financial condition would be adversely affected.

Bank Debt

On September 30, 2005, we entered into a $14.6 million Loan and Security Agreement (the “Bank Agreement”) with a commercial bank (the “Bank”). The Bank Agreement provided for a one-year credit facility for up to $10.0 million in financing for qualified equipment purchases in the United States and Mexico (the “Equipment Advances”) and a $4.6 million letter of credit sub-facility (the “Letter of Credit Sublimit”). The Bank Agreement was amended in October 2006 to increase the Letter of Credit Sublimit to $4.7 million. Borrowings under the Equipment Advances are structured as promissory notes which are secured by qualified equipment purchases and repaid over 36 to 48 months, depending on the location of the equipment financed. Borrowings bear interest at the Bank’s prime rate (3.25% at December 31, 2008) plus 0.75%. On September 30, 2006, our draw-down period under the Equipment Advances expired.

The Bank Agreement contains standard affirmative and negative covenants and restrictions on actions by us including, but not limited to, activity related to common stock repurchases, liens, investments, indebtedness, and fundamental changes in, or dispositions of, our assets. We may take certain of these actions with the consent of the Bank.

On February 22, 2008, we executed an amendment to the Bank Agreement. Pursuant to the amendment, in exchange for the Bank’s consent to the private placement of our 2008 Notes and warrants, we agreed to expand the scope of the security interest under the loan and security agreement to include substantially all of our assets excluding our intellectual property. In return, the Bank modified our minimum cash covenant to reduce the required minimum liquidity from $25 million to an amount equal to 150% of the total amount of our obligations to the Bank under the Bank Agreement.

At December 31, 2008, there was approximately $0.9 million in outstanding borrowings under the Equipment Advances and a letter of credit for approximately $10 million under the Letter of Credit Sublimit, as required under our facilities leases. As of May 2008, as further discussed below we have been required to cash secure the letter of credit with the Bank.

As of December 31, 2008, we were in compliance with all debt covenants under our various financing agreements.

Letter of Credit

Pursuant to our facilities leases for our office and laboratory space in San Diego, we are required to maintain a letter of credit on behalf of our landlord in lieu of a cash deposit. The total amount required under the letter of credit is based on minimum required working capital and market capitalization. As of December 31, 2008, we had a letter of credit in place pursuant to this agreement for approximately $10 million, representing the $100,000 minimum and approximately 24 months’ current rent. The letter of credit is issued under our existing Bank Agreement as described above. We are required by the Bank to secure this obligation with cash, which is reflected as restricted cash on our consolidated balance sheet as of December 31, 2008.

On January 22, 2009, we increased the amount of our letter of credit to $10.4 million from $10 million to reflect an increase in our contractual rent payments.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that would give rise to additional material contractual obligations as of December 31, 2008.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosures. On an ongoing basis, we evaluate these estimates, including those related to revenue recognition, long-lived assets, accrued liabilities, and income taxes. These estimates are based on historical experience, information received from third parties, and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies affect the significant judgments and estimates used in the preparation of our consolidated financial statements.

Goodwill

As a result of the merger with Celunol on June 20, 2007, we recorded $106.1 million of goodwill on our balance sheet, all of which was allocated to our biofuels reporting unit.

We recorded goodwill and other intangible assets in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” The purchase method of accounting for acquisitions requires extensive use of accounting estimates and judgments to allocate the purchase price to the fair value of the net tangible and intangible assets acquired. We used the discounted cash flow method to estimate the value of intangible assets acquired. The estimates used to value and amortize intangible assets are consistent with the plans and estimates that we use to manage our business and were based on available historical information and industry estimates and averages. These judgments can significantly affect our net operating results.

SFAS No. 142 requires that goodwill and certain intangible assets be assessed for impairment on an annual basis, or more frequently if indicators of impairment exist, using fair value measurement techniques. If the carrying amount of a reporting unit exceeds its fair value, then a goodwill impairment test is performed to measure the amount of the impairment loss, if any. The goodwill impairment test, which we typically perform annually as of October 1st, compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. The implied fair value of goodwill is determined primarily through a market-based approach, based upon the market value of our common stock and convertible debt.

During the third quarter of 2008, we initiated an evaluation to determine if current company-specific or market conditions would give rise to potential impairment of our goodwill carrying value, including, but not limited to, the following:

•	the significant decline in the market value of our invested capital, including the market value of our common stock and convertible debt;

•	sustained operating losses and demonstration plant cost overages; and

•	significant cash shortfalls and working capital deficiencies.

Based upon the foregoing, we initiated a Step 1 and Step 2 analysis for impairment as prescribed by SFAS 142, with the assistance of a third party valuation firm. The first step of the two-step impairment test compares the fair value of the reporting unit to its carrying value to determine if an impairment indicator exists. If an impairment indicator exists, then the second step of the impairment test must be performed to determine the amount of impairment, if any.

Under the first step, in assessing the fair value of its biofuels reporting unit, we primarily considered the market approach under which the implied fair value of the reporting unit is based on quoted market prices and the number of shares outstanding for our common stock, and the fair value of our convertible debt. We determined that the implied fair value of the biofuels reporting unit was less than the carrying value of the net assets of the reporting unit and that step two of the impairment test was required. Under the second step, we determined the implied fair value of the goodwill and compared it to the carrying value of the goodwill. We allocated the fair value of the reporting unit to all of our assets and liabilities as if the reporting unit had been acquired in a business combination and the fair value of the biofuels reporting unit was the price paid to acquire the reporting unit. Under this analysis, the excess of the fair value of the reporting unit over the amounts assigned to our assets and liabilities is the implied fair value of goodwill. Our step two analysis resulted in no implied fair value of goodwill. As a result, we recognized a non-cash charge of $106.1 million in the third quarter of 2008, representing full impairment of the carrying value of our goodwill.

Revenue Recognition

We follow the provisions as set forth by current accounting rules, which primarily include the Securities and Exchange Commission’s Staff Accounting Bulletin, or SAB, No. 104, “Revenue Recognition.”

We generally recognize revenue when we have satisfied all contractual obligations and we are reasonably assured of collecting the resulting receivable. We are often entitled to bill our customers and receive payment from our customers in advance of recognizing the revenue under current accounting rules. In those instances where we have billed our customers or received payment from our customers in advance of recognizing revenue, we include the amounts in deferred revenue on our balance sheet.

We generate revenue from research collaborations generally through funded research, up-front fees to initiate research projects, fees for exclusivity in a field, and milestones. We recognize revenue from research funding on a “proportional performance” basis, as research hours are incurred under each agreement. We recognize fees to initiate research over the life of the project. We recognize revenue from exclusivity fees over the period of exclusivity. Our collaborations often include contractual milestones. When we achieve these milestones, we are entitled to payment, as defined by the underlying agreements. We recognize revenue for milestone payments when earned, as evidenced by written acknowledgement from the collaborator, provided that (i) the milestone event is substantive and its achievability was not reasonably assured at the inception of the agreement, (ii) the milestone represents the culmination of an earnings process, (iii) the milestone payment is non-refundable and (iv) our past research and development services, as well as our ongoing commitment to provide research and development services under the collaboration, are charged at fees that are comparable to the fees that the we customarily charges for similar research and development services.

We recognize revenue from grants as related costs are incurred, as long as such costs are within the funding limits specified by the underlying grant agreements.

We recognize revenue related to the sale of our inventory as we ship or deliver products, provided all other revenue recognition criteria have been met. We recognize revenue from products sold through distributors or other third-party arrangements upon shipment of the products, if the distributor has a right of return, provided that (a) the price is substantially fixed and determinable at the time of sale; (b) the distributor’s obligation to pay us is not contingent upon resale of the products; (c) title and risk of loss passes to the distributor at time of shipment; (d) the distributor has economic substance apart from that provided by us; (e) we have no significant obligation to the distributor to bring about resale of the products; and (f) future returns can be reasonably estimated. For any sales that do not meet all of the above criteria, revenue is deferred until all such criteria have been met. We include our profit-sharing revenues in product revenues on the statement of operations. We recognize profit-sharing revenues during the quarter in which such profit sharing revenues are earned based on calculations provided by our profit-sharing partner. To date, we have generated a substantial portion of our product revenues, including profit-sharing revenues, through our agreements with Danisco.

We sometimes enter into revenue arrangements that include the delivery of more than one product or service. In these cases, we recognize revenue from each element of the arrangement as long as we are able to determine a separate value for each element, we have completed our obligation to deliver or perform on that element and we are reasonably assured of collecting the resulting receivable.

Share-based Compensation

Effective January 1, 2006, we calculate the fair value of all share-based payments to employees and non-employee directors, including grants of stock options, non-restricted and restricted shares, and awards issued under the employee stock purchase plan, and amortize these fair values to share-based compensation in the income statement over the respective vesting periods of the underlying awards.

Share-based compensation related to stock options includes both the amortization of the fair value of options at the date of grant determined using Black-Scholes Merton (“BSM”) valuation model. We amortize the fair value of options to expense over the vesting periods of the underlying options.

Share-based compensation related to awards issued under our employee stock purchase plan, or ESPP, after December 31, 2005 are based on calculations of fair value under the BSM valuation model which are similar to how stock option valuations are made. We amortize the fair value of ESPP awards to expense over the vesting periods of the underlying awards.

We estimate the fair value of stock option awards and awards under the ESPP on the date of grant using assumptions about volatility, expected life of the awards, risk-free interest rate, and dividend yield rate. The expected volatility in this model is based on the historical volatility of our common stock and an analysis of our peers. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time awards are granted, based on maturities which approximate the expected life of the options. The expected life of the options granted is estimated using the historical exercise behavior of employees and an analysis of our peers. The expected dividend rate takes into account the absence of any historical payments and management’s intention to retain all earnings for future operations and expansion.

We estimate the fair value of non-restricted and restricted stock awards based upon the closing market price of our common stock at the date of grant. We charge the fair value of non-restricted awards to share-based compensation upon grant. We amortize the fair value of restricted awards to share-based compensation expense over the vesting period of the underlying awards.

Convertible Debt and Derivative Accounting

We account for our 2008 Notes in accordance with APB 14-1. APB 14-1 significantly impacts the accounting for our 2008 Notes by requiring us to account separately for the liability and equity components of the convertible debt. The liability component is measured so the effective interest expense associated with the convertible debt reflects the issuer’s borrowing rate at the date of issuance for similar debt instruments without the conversion feature. The difference between the cash proceeds associated with the convertible debt and this estimated fair value is recorded as a debt discount and amortized to interest expense over the life of the convertible debt.

Determining the fair value of the liability component requires the use of accounting estimates and assumptions. These estimates and assumptions are judgmental in nature and could have a significant impact on the determination of the liability component and, in effect, the associated interest expense. According to the guidance, the carrying amount of the liability component is determined by measuring the fair value of a similar liability that does not have an associated equity component. If no similar liabilities exist, estimates of fair value are primarily determined using assumptions that market participants would use in pricing the liability component, including market interest rates, credit standing, yield curves and volatilities.

We perform an assessment of all embedded features of a debt instrument to determine if 1) such features should be bifurcated and separately accounted for, and, 2) if bifurcation requirements are met, whether such features should be classified and accounted for as equity or liability. The fair value of the embedded feature is measured initially, included as a liability on the balance sheet, and remeasured each reporting period. Any changes in fair value are recorded in the statement of operations. We monitor, on an on ongoing basis, whether events or circumstances could give rise to a change in our classification of embedded features.

Variable Interest Entities

We have implemented the provisions of FASB Interpretation No. 46-R (FIN46-R), Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51,” as amended. FIN 46R addresses consolidation by business enterprises of variable interest entities either: (1) that do not have sufficient equity investment at risk to permit the entity to finance its activities without additional subordinated financial support, or (2) in which the equity investors lack an essential characteristic of a controlling financial interest. In connection with the initial phase of our strategic partnership with BP, we formed a special purpose entity, Galaxy Biofuels LLC for purposes of maintaining and licensing cellulosic ethanol process technologies. We and BP share equally in the rights and obligations of Galaxy. We have determined that the SPE is a variable interest entity under FIN 46R, and therefore is subject to consolidation.

We have also determined, pursuant to FIN 46R, that Verenium is the primary beneficiary of Galaxy; accordingly, the results of operations of Galaxy should be included in our consolidated statement of operations.

As a result, our consolidated financial statements include a line item called “Noncontrolling Interest in Galaxy Biofuels LLC.” On our consolidated balance sheet, this line reflects BP’s ownership of Galaxy’s equity. This line item will be reduced by BP’s 50% share of Galaxy’s profits and losses, and increased by cash distributions made by BP to us on behalf of Galaxy. BP’s share of Galaxy’s losses is reflected in our consolidated statement of operations as “Loss attributed to noncontrolling interest in Galaxy Biofuels LLC.” Galaxy has incurred approximately $25 million in losses through December 31, 2008, 50% of which have been allocated to BP. We anticipate Galaxy will continue to incur losses related to ongoing joint development through at least the initial 18 months of the strategic partnership.

Long-Lived Assets

We review long-lived assets, including leasehold improvements, property and equipment, and acquired intangible assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. This requires us to estimate future cash flows related to these assets. Actual results could differ from those estimates, which may affect the carrying amount of assets and the related amortization expense.

Income Taxes

Effective in 2007, we account for income taxes pursuant FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109, or FIN 48. FIN 48 prescribes a recognition threshold and measurement attributes for financial statement disclosure of tax positions taken or expected to be taken on our tax return. Under FIN 48, we do not recognize an uncertain tax position as a deferred tax asset if it has less than a 50% likelihood of being sustained.

We adopted the provisions of FIN 48 on January 1, 2007, and commenced analyzing filing positions in all of the federal and state jurisdictions where it is required to file income tax returns, as well as all open tax years in these jurisdictions. As a result of adoption, we have recorded no additional tax liability. As of December 31, 2008 we have not yet completed our analysis of our deferred tax assets for net operating losses of $115.9 million and research and development credits of $3.4 million generated in years prior to 2008 and net operating losses of $16.6 million and research and development credits of $0.3 million generated in 2008. As such, we have removed these amounts and the offsetting valuation allowance has been removed from our deferred tax assets. We are in the process of completing a Section 382 analysis regarding the limitation of the net operating loss and research and development credits.

We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. While we have considered future taxable income and ongoing tax planning strategies in assessing the need for the valuation allowance, in the event we were to determine that we would be able to realize our deferred tax assets in the future in excess of their net recorded amounts, an adjustment to the deferred tax assets would increase our income in the period such determination was made. Likewise, should we determine that we would not be able to realize all or part of our net deferred tax assets in the future, an adjustment to the deferred tax assets would be charged to income in the period such determination was made. As of December 31, 2008, we had $39.1 million in gross deferred tax assets, excluding any estimated deferred tax assets related to our NOL’s and R&D credits. Our deferred tax assets at December 31, 2008 were fully offset by a valuation allowance.

Inventories

We value inventory at the lower of cost (first in, first out) or market value and, if necessary, reduce the value by an estimated allowance for excess and obsolete inventories. The determination of the need for an allowance is based on our review of inventories on hand compared to estimated future usage and sales, as well as, judgments, quality control testing data, and assumptions about the likelihood of obsolescence.

Capitalized Interest

We capitalize interest on capital projects, namely our cellulosic ethanol demonstration facility, commencing with the first expenditure for the project and continuing until the project is substantially complete and ready for its intended use. We amortize the capitalized interest to depreciation expense using the straight-line method over the same lives as the related assets.

Recently Issued Accounting Standards

Information with respect to recent accounting standards is included in Note 1 of the Notes to Consolidated Financial Statements included in Exhibit 99.3 in the Current Report on Form 8-K.